Exhibit 99.1

QUARTER ENDED SEPTEMBER 30, 2013

Third Quarter Overview

Argenta is a joint venture owned community located in San Francisco, California.

SUMMARY

Operating portfolio continued to show improvements in same store revenue and net operating income in the third quarter compared with the same period last year

Consolidated rental revenue and cash flow from operations increased from the same period last year

Charges of $8.2 million related to self-management transition impacted earnings

Multifamily community sale generated $12.7 million in gains

$157 million investment in construction and acquisition of development projects brings total projected cost of development program to $1.3 billion

Strong leasing results at two recently completed developments and one newly built property

Gain of $12.7 Million Generated by an Asset Sale

In the third quarter, the REIT sold Grand Reserve Orange, located in Orange, CT for a gross sales price of $35.3 million resulting in a gain on sale of $12.7 million.

$157 Million Invested in Development Portfolio During Third Quarter

The REIT invested $157 million in construction and the acquisition of four projects in its development portfolio. Excluding the two development projects completed after the end of the quarter that are now operating properties, the development pipeline now consists of 16 properties representing 4,860 planned units. The projected cost to the REIT for these 16 properties is approximately $1.3 billion, of which approximately $397.4 million has already been invested.

Positive Results at Three Properties in Lease Up During Third Quarter

The REIT had three properties in lease up during the third quarter, Allegro II in Addison, TX; The Franklin Delray in Delray Beach, FL; and Vara in San Francisco, CA. Allegro II and The Franklin Delray were development properties that were completed after the end of the third quarter and Vara was acquired unoccupied in July. As of September 30, 2013, Allegro II was approximately 70% occupied, The Franklin Delray was almost 28% occupied, and Vara was over 59% occupied.

Excellent Operating Performance Continued

The REIT’s operating portfolio continued to produce improved operating results compared to the same period a year ago, highlighted by increases in same store rental revenues and net operating income (NOI). These were achieved while maintaining a strong level of occupancy at 95%. On a consolidated basis, the REIT also recorded strong increases in cash flow from operating activities and rental revenues. Modified funds from operations (MFFO) decreased from the same period a year ago, primarily due to $8.2 million in charges related to the REIT’s transition to self- management (the self-management transaction was discussed in last quarter’s summary report). Although there will be additional transition expenses through September 2014, many of the expenses are front loaded, and accordingly, are expected to have less impact in subsequent quarters.

Performance Metrics — Operating Portfolio	Q3 2013(4)	Q3 2012(4)	Change (Year-Over-Year)
Rental Revenue(1)	$44.2	$41.7	6% Increase
Occupancy Rate(1)	95%	95%	No change
NOI (1),(2)	$26.8	$24.9	8% Increase
Consolidated Cash Flow from Operations(4)	$57.1	$45.0	27% Increase
Consolidated Rental Revenue	$48.4	$44.4	9% Increase
MFFO(3)	$4.6	$9.7	53% Decrease

Dollar amounts are in millions.

(1)      These metrics are comparing results on a same store basis, which eliminates variations due to lease-up, acquisitions, or dispositions over the measuring periods. In the third quarters of 2013 and 2012 there were 29 stabilized communities in the REIT’s portfolio for the entirety of both periods.

(2)      Reconciliations of net income attributable to common stockholders from continuing operations to same store combined net operating income can be found on page 3 of this quarterly report.

(3)      A reconciliation of modified funds from operations (MFFO) to net income is on page 3 of this quarterly report.

(4)      Consolidated Cash Flow from Operations is presented for the first nine months of 2013 compared with the first nine months of 2012.

Conclusion

Operating results during the quarter were once again positive for the REIT. Same store operating results continue to improve, and although we have seen the rate of rent growth slow from the exceptionally high growth rates of the past two years, market fundamentals remain favorable. MFFO was impacted by front-loaded expenses related to the self-management transaction. Leasing activity remains strong and occupancy remains high. Further, leasing results at our recent acquisition and our two recently completed development projects demonstrate that demand for multifamily housing remains resilient in our markets.

We remain focused on increasing shareholder value and distributable cash flow through:

•                increasing net operating income and cash flows from our operating portfolio through active management of revenues and expenses, and;

•                  developing high quality multifamily communities.

We continue to monitor the market for favorable conditions for a future liquidity event for shareholders.

PORTFOLIO SUMMARY

As of September 30, 2013

56 Investments Overall

Investments consisted of:

•                  33 operating multifamily communities

•                  18 development projects

•                  5 loans

As of September 30, 2013, the REIT’s development portfolio consisted of 16 equity investments (consisting of 4,860 planned units in twelve metropolitan statistical areas) and five loan investments (consisting of 1,833 planned units in four metropolitan statistical areas). Of the equity developments, the REIT currently projects that five will be completed in 2014 and another six in 2015. Approximately 33% of the REIT’s share of total development costs of approximately $1.29 billion has been invested as of September 30, 2013.

The REIT’s loan investment portfolio at the end of the third quarter consisted of five loans with $74.6 million in commitments, of which $66.6 million had been advanced. The blended average interest rate for the loan portfolio is 14.5% with scheduled maturity dates through 2016.

The following tables present a reconciliation of loss from continuing operations to MFFO, net of noncontrolling interests, NOI, and same store NOI for our multifamily communities for the three months ended September 30, 2013 and 2012:

Reconciliation of MFFO to Net Income

	3 mos. ended	3 mos. ended
(in millions, except per-share amounts)	Sept. 30, 2013	Sept. 30, 2012
Net loss attributable to common stockholders	$(0.5)	$(3.9)
Real estate depreciation and amortization	13.8	14.1
Loss on sale of real estate	(12.7)	—
FFO(1) attributable to common stockholders	$0.6	$10.2
Gain on revaluation of equity on a business combination	—	(0.9)
Acquisition expenses	3.7	—
Straight-line rents	0.1	0.1
Loss on early extinguishment of debt	—	0.1
Loss on derivative fair value adjustment	0.2	0.3
Amortization of premium on debt investment	—	(0.1)
MFFO(2) attributable to common stockholders	$4.6	$9.7
GAAP weighted average common shares	168.9	166.4
Net income (loss) per common share	$—	$(0.02)
FFO per common share	$0.01	$0.06
MFFO per common share	$0.03	$0.06

(1)    Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate, or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)    In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our investment stage is completed.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

Same Store NOI

	3 mos. ended	3 mos. ended
(in millions)	Sept. 30, 2013	Sept. 30, 2012
Loss from continuing operations	$(14.1)	$(5.0)
Adjustments to reconcile loss from continuing operations to NOI:
Asset management fees	1.9	1.7
General and administrative expenses	3.7	3.5
Acquisition expenses	3.7	—
Transition expenses	8.1	—
Investment and development expenses	0.3	—
Interest expense	5.9	7.8
Depreciation and amortization	22.0	21.2
Interest income	(2.3)	(1.8)
Gain on revaluation of equity on a business combination	—	(1.7)
Loss on early extinguishment of debt	—	0.2
Equity in income (loss) of investments in unconsolidated joint ventures	(0.4)	0.1
Other income (expense)	—	0.5
NOI	$28.8	$26.5
Less non-comparable:
Revenue	(4.2)	(2.7)
Operating Expenses	2.2	1.1
Same store NOI	$26.8	$24.9

We define NOI as consolidated rental revenue, less consolidated property operating expenses, real estate taxes, and property management fees. We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with property operations of the REIT, such as general and administrative expenses, asset management fees, and interest expense. NOI also excludes revenues not associated with property operations, such as interest income and other non-property-related revenues. NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define same store NOI as NOI for our stabilized multifamily communities that are comparable between periods. We view same store NOI as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods under review.

NOI and same store NOI should not be considered a replacement for GAAP net income as they exclude certain income and expenses that are material to our operations. Additionally, NOI and same store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties. Investors are cautioned that NOI and same store NOI should only be used to assess the operating performance trends for the properties included within the definition.

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Addison, TX 75001
866.655.3600
behringerharvard.com

FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Multifamily REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Published 12/13 © 2013 Behringer Harvard	2099-1 MF1 Q3 Report 2013